Lithia & Driveway Elevates Adam Chamberlain to Chief Operating Officer
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MEDFORD, Ore., August 1, 2024/PRNewswire: Lithia & Driveway (NYSE: LAD), a leader in automotive retail, has realigned organizational leadership to more efficiently realize operational potential and leverage the competitive advantages of its now completed customer ecosystem.

To achieve this, Adam Chamberlain has been promoted to Executive Vice President, Chief Operating Officer (COO) and Chris Holzshu will continue as an Executive Vice President, with both supporting LAD’s commitment to delivering best-in-class results and executing its unique growth strategy.

"Adam's extensive experience in the automotive industry, coupled with his success leading our eastern region, positions him perfectly for this growing role," said Bryan DeBoer, President and CEO of Lithia & Driveway. "His deep understanding of customer needs will be instrumental in driving profitability, through a more connected, convenient, and holistic experience for our customers wherever, whenever, and however they choose to interact with us."

Chamberlain brings a wealth of knowledge to the COO position from his 25-year career in key retail leadership roles at several large European manufacturers. In his past few years as LAD’s Chief Customer Officer (CCO) and Regional President (East Region), he has demonstrated a talent for quickly improving operational results while fostering a customer-centric culture.

In addition, Dianna du Preez was named CCO and she will continue to build out the customer ecosystem and the company’s Driveway channel, along with after sales, to enhance our customer experience. Du Preez brings three decades of customer service experience and joined LAD in 2023 as Vice President, Driveway Operations. Previously, du Preez served as Vice President of Customer Service at Mercedes-Benz USA.

Holzshu, who has been LAD’s COO since 2019, will leverage his broad experience and success at LAD, and will serve as the Company appointee on the boards of Pinewood Technologies Group PLC and Wheels Inc. to strengthen our partnerships and leverage synergies across our customer ecosystem and focus on corporate development.

DeBoer says "I am so thankful for Chris’ contributions as COO and our continued partnership. His love for growth and success throughout his many senior roles prepares him perfectly to continue strengthening our unique ecosystem and significantly contributing to our mission of Growth Powered by People.”

Both Chamberlain and Holzshu will continue to report directly to DeBoer.

About Lithia & Driveway (LAD)
Lithia & Driveway (NYSE: LAD) is one of the largest global automotive retailers providing a wide array of products and services throughout the vehicle ownership lifecycle. Simple, convenient, and transparent experiences are offered through our comprehensive network of physical locations, e-commerce platforms, captive finance solutions, fleet management offerings, and other synergistic adjacencies. We deliver consistent, profitable growth in a massive and unconsolidated industry. Our highly diversified and competitively differentiated design provides us the flexibility and scale to pursue our vision to modernize personal transportation solutions wherever, whenever and however consumers desire.